Exhibit 99(9)

April 29, 2011

VIA EDGAR

Ohio National Life Assurance Corporation
One Financial Way
Cincinnati, OH 45242

Re: Ohio National Variable Account R (1940 Act File No. 811-4320; 33 Act File No. 333-109900)

Ladies and Gentlemen:

With reference to the above-mentioned registration statement on Form N-6 (“Registration Statement”) filed by Ohio National Life Assurance Corporation (the “Company”) as depositor, and Ohio National Variable Account R, as Registrant, with the Securities and Exchange Commission covering the individual variable annuity contracts described therein, it is my opinion that:

1.	The Company is duly organized and existing under the laws of the Ohio.

2.	The contracts, when issued as contemplated by the Registration Statement, will be legal and binding obligations of the Company in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate. These opinions are made as of the date hereof.

In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,
/s/ Katherine L. Carter
Katherine L. Carter
Assistant Counsel